Exhibit 99.1

Acushnet Holdings Corp. Announces
Second Quarter and Year-to-Date 2026 Financial Results

Second Quarter and Year-to-Date 2026 Financial Results
•Second quarter net sales of $820.0 million, up 13.8% year over year, up 14.2% in constant currency
•Year-to-date net sales of $1,572.9 million, up 10.5% year over year, up 9.5% in constant currency
•Second quarter net income attributable to Acushnet Holdings Corp. of $124.8 million, up 65.1% year over year, favorably impacted by refunds of tariffs previously paid under the International Emergency Economic Powers Act ("IEEPA")
•Year-to-date net income attributable to Acushnet Holdings Corp. of $206.2 million, up 17.9% year over year
•Second quarter Adjusted EBITDA of $208.6 million, up 45.8% year over year, favorably impacted by an approximately $38 million benefit from IEEPA tariff refunds, net of the impact on incentive compensation ("Net IEEPA Tariff Refunds")
•Year-to-date Adjusted EBITDA of $353.1 million, up 25.2% year over year

FAIRHAVEN, MA – August 6, 2026 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet" or the "Company"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and six months ended June 30, 2026.
“Acushnet delivered strong results in the second quarter, with net sales up 14% and adjusted EBITDA increasing 46% driven by growth across all reportable segments and regions,” said David Maher, Acushnet’s President and Chief Executive Officer. “Our results benefited from the successful launch of the new Titleist GTS drivers and fairways, which occurred earlier in the year than our typical third-quarter metal woods launch, and IEEPA tariff refunds.”

Mr. Maher continued, “We are especially pleased with the initial success of new GTS drivers and fairways and their adoption across worldwide professional tours, highlighted by 4 PGA Tour victories. Golf industry fundamentals remain healthy, supported by strong participation and golfer engagement in several key regions. Reflecting our first-half performance and outlook for the balance of the year, we are updating our full-year revenue outlook to $2,650 to $2,675 million and adjusted EBITDA outlook to $450 to $470 million. I would like to thank our team of Acushnet associates around the world for their commitment and dedication as we continue to deliver long-term value for our shareholders.”

Summary of Second Quarter 2026 Financial Results

	Three months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2026	2025	$ change	% change	$ change	% change
Net sales	$820.0	$720.5	$99.5	13.8%	$102.0	14.2%
Net income attributable to Acushnet Holdings Corp.	$124.8	$75.6	$49.2	65.1%
Adjusted EBITDA	$208.6	$143.1	$65.5	45.8%
_______________________________________________________________________________________

Consolidated net sales for the quarter increased 13.8%, or 14.2% on a constant currency basis, driven by higher net sales in Titleist golf equipment, primarily due to higher sales volumes in golf clubs and higher average selling prices in golf balls, as well as higher net sales in FootJoy golf wear and Golf gear, due to higher average selling prices across all product categories in both segments.
On a geographic basis, higher net sales in the United States were largely driven by an increase in Titleist golf equipment of $59.0 million. The increase in Titleist golf equipment was primarily driven by higher sales volumes in golf clubs, including our recently introduced GTS drivers and fairways and latest generation T-Series irons, as well as higher average selling prices and sales volumes of our Pro V1 golf ball models.
Net sales in regions outside the United States increased 12.4%, or 13.3% on a constant currency basis, due to increases across all regions. In EMEA, the increase was primarily related to higher net sales in Titleist golf equipment, driven by golf clubs. In Rest of World, the increase was driven by higher net sales across all reportable segments. In Japan, the increase was due to higher net sales in Titleist golf equipment, mainly golf clubs, partially offset by lower net sales of products that are not allocated to one of our three reportable segments. In Korea, the increase, on a constant currency basis, was primarily due to higher net sales in Titleist golf equipment, mainly golf clubs.
Segment specifics:
•20.3% increase in net sales (20.6% on a constant currency basis) of Titleist golf equipment primarily driven by higher sales volumes of our recently introduced GTS drivers and fairways and latest generation T-Series irons, as well as higher average selling prices of our Pro V1 golf ball models.
•3.1% increase in net sales (3.1% on a constant currency basis) in FootJoy golf wear primarily due to higher average selling prices across all product categories, partially offset by lower sales volumes in apparel and footwear.
•3.8% increase in net sales (3.9% on a constant currency basis) of Golf gear primarily driven by higher average selling prices across all product categories, partially offset by lower sales volumes in the travel product category and golf bags.
Net income attributable to Acushnet Holdings Corp. increased 65.1% to $124.8 million, year over year. Net income was favorably impacted by income related to tariffs previously paid under IEEPA.
Adjusted EBITDA was $208.6 million, up 45.8% year over year. Adjusted EBITDA margin was 25.4% for the second quarter versus 19.9% for the prior year period.

Summary of First Six Months 2026 Financial Results

	Six months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2026	2025	$ change	% change	$ change	% change
Net sales	$1,572.9	$1,423.8	$149.1	10.5%	$135.6	9.5%
Net income attributable to Acushnet Holdings Corp.	$206.2	$174.9	$31.3	17.9%
Adjusted EBITDA	$353.1	$282.0	$71.1	25.2%
_______________________________________________________________________________________

Consolidated net sales for the first six months increased 10.5%, or 9.5% on a constant currency basis, driven by growth across all reportable segments largely as a result of higher net sales in Titleist golf equipment, primarily due to higher sales volumes in golf clubs and higher average selling prices in golf balls, as well as higher net sales in Golf gear, primarily due to higher average selling prices across all product categories.
On a geographic basis, higher net sales in the United States were largely driven by an increase in Titleist golf equipment of $76.9 million. The increase in Titleist golf equipment was primarily driven by higher sales volumes of our newly introduced GTS drivers and fairways, SM11 Vokey wedges and latest generation T-Series irons, and higher average selling prices of our Pro V1 golf ball models, partially offset by lower sales volumes of our second model year hybrids.
Net sales in regions outside the United States increased 11.4%, or 9.0% on a constant currency basis driven by increases in EMEA, Rest of World and Japan. In EMEA and Rest of World, the increases were primarily driven by higher net sales across all reportable segments. In Japan, the increase was driven by higher net sales in Titleist golf equipment, mainly golf clubs, partially offset by lower net sales in FootJoy golf wear. In Korea, net sales were up slightly on a constant currency basis, primarily due to an increase in Titleist golf equipment net sales, partially offset by a decrease in Golf gear net sales.
Segment specifics:
•14.8% increase in net sales (14.1% on a constant currency basis) of Titleist golf equipment, primarily driven by higher sales volumes of our recently launched SM11 Vokey wedges, newly introduced GTS drivers and fairways and latest generation T-Series irons, higher average selling prices of our Pro V1 golf ball models, partially offset by lower sales volumes of our second model year hybrids.
•2.4% increase in net sales (0.7% on a constant currency basis) of FootJoy golf wear, primarily due to higher average selling prices across all product categories, partially offset by lower sales volumes in footwear and apparel.
•7.2% increase in net sales (6.0% on a constant currency basis) of Golf gear primarily driven by higher average selling prices across all product categories.
Net income attributable to Acushnet Holdings Corp. improved 17.9% to $206.2 million, year over year. Net income was favorably impacted by income related to tariffs previously paid under IEEPA. This favorable impact was offset in part due to the impact of the first quarter 2025 non-cash pre-tax gain of $20.9 million related to the deconsolidation of our FootJoy golf shoe joint venture ("FootJoy JV").
Adjusted EBITDA was $353.1 million, up 25.2% year over year. Adjusted EBITDA margin was 22.5% for the first six months versus 19.8% for the prior year period.

Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.255 per share of common stock. The dividend will be payable on September 18, 2026 to shareholders of record on September 4, 2026. The number of shares outstanding as of July 31, 2026 was 58,405,044.
During the three months ended June 30, 2026, the Company repurchased 182,231 shares of its common stock on the open market at an average price of $87.94 for an aggregate of $16.0 million. During the six months ended June 30, 2026, the Company repurchased 288,239 shares of its common stock on the open market at an average price of $90.21 for an aggregate of $26.0 million. On June 8, 2026, the Company entered into an agreement with Magnus Holdings Co., Ltd. ("Magnus"), to purchase from Magnus an equal amount of its common stock as it purchases on the open market over the period of time from June 10, 2026 through September 30, 2026, up to an aggregate of $52.5 million, at the same weighted average per share price.
2026 Outlook
The Company is updating its full-year 2026 outlook and now expects consolidated net sales to be approximately $2,650 to $2,675 million and adjusted EBITDA to be approximately $450 to $470 million. On a constant currency basis, consolidated net sales are expected to increase 3.4% to 4.3%. This updated outlook includes approximately $30 million of Net IEEPA Tariff Refunds expected to be recognized in 2026. The Company plans to share additional details of the 2026 outlook during its investor conference call.
Investor Conference Call
Acushnet will hold a conference call at 8:30 a.m. (Eastern Time) on August 6, 2026 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, and these products are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission — to be the performance and quality leader in every golf product category in which we compete — has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wearable brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2026 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, strategic priorities and initiatives, tariff and international sourcing exposure, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory, political and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic and demographic factors may affect the number of rounds of golf played, the number of golf participants and related spending on golf products; U.S. and foreign trade policies, including the assessment of tariffs and other impositions on imported goods; changes to the Rules of Golf with respect to equipment; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences and quality and regulatory standards; our reliance on technical innovation and high-quality products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure, and the cost of, raw materials and product components; a disruption in the operations of our suppliers; currency transaction and translation risk; our ability to adequately enforce and protect our intellectual property rights; our involvement in lawsuits to protect, defend or enforce our intellectual property rights; the risk that our products may infringe the intellectual property rights of others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products; our customers’ financial conditions, levels of business activity and ability to pay their trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; fluctuations of our business and results of operations due to seasonality and product launch cycles; risks associated with doing business globally; compliance with applicable anti-bribery, anti-money laundering and economic sanctions laws; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us, the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service, or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to successfully manage the implementation of our new enterprise resource planning platform; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; risks and challenges associated with the development and use of artificial intelligence; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; our ability to secure and maintain adequate levels of coverage under our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the interests of our controlling shareholder and its affiliates may conflict with the interests of our other shareholders; our status as a controlled company; the execution of our share repurchase program and effects thereof; our ability to pay dividends; potential dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission ("SEC") on February 27, 2026 as it may be updated by our periodic reports subsequently filed with the SEC, including, when available, our Quarterly Report on Form 10-Q for the period ended June 30, 2026. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may pursue. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Net sales	$819,951	$720,476	$1,572,926	$1,423,848
Cost of goods sold	374,120	366,160	771,835	732,370
Gross profit	445,831	354,316	801,091	691,478
Operating expenses:
Selling, general and administrative	246,241	222,006	459,912	422,267
Research and development	20,761	18,933	39,956	37,792
Intangible amortization	2,243	3,509	4,488	7,004
Income from operations	176,586	109,868	296,735	224,415
Interest expense, net	12,305	15,198	25,377	29,013
Other expense (income), net	274	988	2,090	(18,875)
Income before income taxes	164,007	93,682	269,268	214,277
Income tax expense	38,685	18,603	62,786	40,173
Net income	125,322	75,079	206,482	174,104
Less: Net (income) loss attributable to noncontrolling interests	(490)	484	(234)	831
Net income attributable to Acushnet Holdings Corp.	$124,832	$75,563	$206,248	$174,935

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$2.09	$1.26	$3.45	$2.88
Diluted	2.08	1.25	3.44	2.87
Weighted average number of common shares:
Basic	59,752,024	60,156,224	59,798,591	60,737,693
Diluted	59,929,313	60,333,409	59,968,950	60,905,869

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2026	2025
Assets
Current assets
Cash, cash equivalents and restricted cash ($2,799 and $0 attributable to a variable interest entity ("VIE"))	$67,941	$50,088
Accounts receivable, net	489,378	217,480
Inventories ($6,599 and $0 attributable to a VIE)	532,209	608,571
Prepaid and other current assets	179,856	149,232
Total current assets	1,269,384	1,025,371
Property, plant and equipment, net	368,493	356,575
Goodwill	222,151	224,258
Intangible assets, net	506,889	511,430
Deferred income taxes	13,148	21,081
Other noncurrent assets	196,011	203,984
Total assets	$2,576,076	$2,342,699
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$22,902	$16,005
Current portion of long-term debt	639	661
Accounts payable ($7,957 and $0 attributable to a VIE)	195,609	156,984
Accrued taxes	54,768	34,219
Accrued compensation and benefits	93,496	100,975
Accrued expenses and other current liabilities	130,351	121,310
Total current liabilities	497,765	430,154
Long-term debt	936,525	926,244
Deferred income taxes	21,907	7,604
Accrued pension and other postretirement benefits	68,005	68,756
Other noncurrent liabilities ($7,500 and $0 attributable to a VIE)	125,562	124,605
Total liabilities	1,649,764	1,557,363
Redeemable noncontrolling interests	1,180	1,770
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 58,379,528 and 58,371,822 shares issued	58	58
Additional paid-in capital	759,361	763,828
Accumulated other comprehensive loss, net of tax	(129,901)	(122,281)
Retained earnings	294,853	141,961
Total equity attributable to Acushnet Holdings Corp.	924,371	783,566
Noncontrolling interests	761	—
Total shareholders' equity	925,132	783,566
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,576,076	$2,342,699

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
(in thousands)	2026	2025
Cash flows from operating activities
Net income	$206,482	$174,104
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	26,222	29,206
Unrealized foreign exchange loss (gain)	1,617	(2,783)
Amortization of debt issuance costs	696	910
Share-based compensation	19,053	15,530
Loss on disposals of property, plant and equipment	31	593
Gain on deconsolidation of FootJoy JV	—	(20,887)
(Gain) loss from equity method investment	(324)	408
Deferred income taxes	20,139	4,861
Changes in operating assets and liabilities	(166,472)	(170,334)
Cash flows provided by operating activities	107,444	31,608
Cash flows from investing activities
Additions to property, plant and equipment	(37,273)	(25,146)
Other, net	—	(646)
Cash flows used in investing activities	(37,273)	(25,792)
Cash flows from financing activities
Proceeds from credit facilities	682,351	790,476
Repayments of credit facilities	(664,141)	(626,260)
Purchases of common stock	(26,003)	(125,009)
Dividends paid on common stock	(30,766)	(28,623)
Payment of employee restricted stock tax withholdings	(19,888)	(10,974)
Other, net	7,500	(1,742)
Cash flows used in financing activities	(50,947)	(2,132)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1,371)	3,312
Net increase in cash, cash equivalents and restricted cash	17,853	6,996
Cash, cash equivalents and restricted cash, beginning of year	50,088	53,059
Cash, cash equivalents and restricted cash, end of period	$67,941	$60,055

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Second Quarter Net Sales by Segment

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2026	2025	$ change	% change	$ change	% change
Golf balls	$273.9	$262.2	$11.7	4.5%	$11.7	4.5%
Golf clubs	272.0	191.6	80.4	42.0%	81.8	42.7%
Titleist golf equipment	545.9	453.8	92.1	20.3%	93.5	20.6%
FootJoy golf wear	157.8	153.0	4.8	3.1%	4.8	3.1%
Golf gear	79.6	76.7	2.9	3.8%	3.0	3.9%
Second Quarter Net Sales by Region

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2026	2025	$ change	% change	$ change	% change
United States	$498.4	$434.5	$63.9	14.7%	$63.9	14.7%
EMEA (1)	114.3	98.6	15.7	15.9%	12.1	12.3%
Japan	35.9	30.2	5.7	18.9%	9.4	31.1%
Korea	80.0	80.1	(0.1)	(0.1)%	5.4	6.7%
Rest of World	91.4	77.1	14.3	18.5%	11.2	14.5%
Total net sales	$820.0	$720.5	$99.5	13.8%	$102.0	14.2%
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(1) Europe, the Middle East and Africa ("EMEA")
Six Months Net Sales by Segment

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2026	2025	$ change	% change	$ change	% change
Golf balls	$508.4	$475.5	$32.9	6.9%	$29.2	6.1%
Golf clubs	496.0	399.4	96.6	24.2%	94.1	23.6%
Titleist golf equipment	1,004.4	874.9	129.5	14.8%	123.3	14.1%
FootJoy golf wear	339.4	331.4	8.0	2.4%	2.4	0.7%
Golf gear	158.3	147.6	10.7	7.2%	8.9	6.0%
Six Months Net Sales by Region

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2026	2025	$ change	% change	$ change	% change
United States	$943.6	$858.7	$84.9	9.9%	$84.9	9.9%
EMEA	238.7	202.5	36.2	17.9%	20.4	10.1%
Japan	72.3	65.4	6.9	10.6%	11.5	17.6%
Korea	141.2	146.3	(5.1)	(3.5)%	0.8	0.5%
Rest of World	177.1	150.9	26.2	17.4%	18.0	11.9%
Total net sales	$1,572.9	$1,423.8	$149.1	10.5%	$135.6	9.5%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
Since a significant percentage of our net sales are generated outside of the United States, we use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and to forecast our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency net sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
We define "Adjusted EBITDA" in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement. Adjusted EBITDA represents net income (loss) attributable to Acushnet Holdings Corp. plus interest expense, net, income tax expense (benefit), depreciation and amortization, and other items defined in our credit agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or nonrecurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income (loss) relating to noncontrolling interests.
We present Adjusted EBITDA as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding the pricing of our products, go-to-market execution and costs to incur across our business.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income (loss) attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items, or affected by similar nonrecurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.

We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go-to-market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance.
Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items, or affected by similar nonrecurring items. Adjusted EBITDA margin has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA margin is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income attributable to Acushnet Holdings Corp.	$124,832	$75,563	$206,248	$174,935
Interest expense, net	12,305	15,198	25,377	29,013
Income tax expense	38,685	18,603	62,786	40,173
Depreciation and amortization	13,353	14,929	26,222	29,206
Share-based compensation	10,473	8,589	19,053	15,530
Restructuring costs (1)	—	6,766	—	6,819
Transformation costs (2)	8,267	3,559	11,329	6,717
Other (3)	173	422	1,890	(19,561)
Net income (loss) attributable to noncontrolling interests	490	(484)	234	(831)
Adjusted EBITDA (4)	$208,578	$143,145	$353,139	$282,001
Adjusted EBITDA margin	25.4%	19.9%	22.5%	19.8%
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(1) For the three and six months ended June 30, 2025, includes $6.4 million related to a voluntary bridge to retirement program initiated in the second quarter of 2025.
(2) For the three and six months ended June 30, 2026, includes $6.9 million and $9.9 million, respectively, related to the optimization of our information technology systems. For the three and six months ended June 30, 2025, includes $3.4 million and $6.0 million, respectively, related to the optimization of our information technology systems.
(3) For the six months ended June 30, 2025, includes a non-cash gain of $20.9 million related to the FootJoy JV deconsolidation. The three and six months ended June 30, 2026 and 2025 also include other gains, losses or costs added back for purposes of calculating Adjusted EBITDA as defined in our credit agreement.
(4) For the three and six months ended June 30, 2026, includes approximately $38 million related to Net IEEPA Tariff Refunds.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2026, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation, restructuring and transformation costs and other items that have not yet occurred and may impact our calculation of Adjusted EBITDA in future periods.